Exhibit 4.48

English Summary

of

Supplemental Agreement to the Supplies Procurement Services Framework Agreement

Between

China Telecom Corporation Limited

and

China Telecommunications Corporation

China Telecom Corporation Limited (“Party A”) and China Telecommunications Corporation (“Party B”) entered into the Supplies Procurement Services Framework Agreement on August 30, 2006 and subsequently amended it on December 15, 2008.

The Parties entered into the Supplemental Agreement to the Supplies Procurement Services Framework Agreement (the “Supplemental Agreement”) on August 25, 2010 to amend the Supplies Procurement Services Framework Agreement.

The key terms and conditions of the Supplemental Agreement are as follows:

1.	The Parties agree to amend Article 7.1 of the Supplies Procurement Services Framework Agreement as follows: “This agreement enters into force upon the signature of the legal representatives or authorized signatories together with the official seals of both Parties. This Agreement expires on December 31, 2007. Prior to the expiration of this agreement, Party A may deliver a written notification to Party B 30 days in advance to renew this agreement for a certain period as agreed upon by both Parties.”

2.	The Parties agree that the term of validity of this Supplemental Agreement and the extension of the Supplies Procurement Services Framework Agreement is from January 1, 2011 to December 31, 2012.

3.	The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

4.	Any dispute arising between both Parties concerning the validity, interpretation, or performance of the Supplies Procurement Services Framework Agreement and its supplemental agreements shall firstly be resolved through friendly negotiation. In case no settlement can be reached through friendly negotiation within thirty (30) days after the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

5.	If there is any conflict among the Supplies Procurement Services Framework Agreement and its supplemental agreements after this Supplemental Agreement becomes effective, this Supplemental Agreement shall prevail.